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                                   EXHIBIT 15

April 14, 2000

Ross Stores, Inc.
Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Ross Stores, Inc. and subsidiaries for the periods ended May 1, 1999 and May 2, 1998, July 31, 1999 and August 1, 1998, and October 30, 1999 and October 31, 1998, as indicated in our reports dated May 21, 1999, August 20, 1999 and November 19, 1999, respectively, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 1, 1999, July 31, 1999 and October 30, 1999, are being incorporated by reference in this Registration Statement of Ross Stores, Inc. on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California


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